SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2010

Royal Style Design, Inc.
(Exact name of registrant as specified in charter)

Florida	000-53524
(State or other jurisdiction	(Commission File Number)
of incorporation)

800 North Magnolia, Suite 105, Orlando, FL	32803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 758-6801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On September 8, 2010, the Board of Directors of the Company, pursuant to the terms of the Acquisition Agreement, dated as of July 1, 2010, between the Company and PSO Kazanneftehiminvest, OOO (“KNHI”), appointed Rustem Likhachev, the General Director of KNHI, to the Board to fill an existing vacancy.

Mr. Rustem Likhachev, 43, is the General Director of KNHI, a design and construction company established in 2008 and located in Kazan, Tatarstan, Russia.  Originally the company was founded by Mr. Likhachev in 1999 under the name PSO Kazanneftehiminvest, LLC. The company’s name was changed to CCI Kazanneftehiminvest, LLC, in 2000.  Since 2005, Mr. Likhachev has been the Director of the sports and racing stadiums “Timerhan” and “Autodrome High Mountain”, both of which specialize in tour car racing and are located in Kazan, Russia.  Mr. Likhachev has held the position of Director at the winter racing track “Usadi” located in the Vysokogorsky District of Tatarstan since 2005.  Since 1998, Mr. Likhachev has held the position of Director of Research and Production at the research, design and production firm, NPP Galeas, also located in Kazan.  Since 1992, Mr. Likhachev has been the Foreman and Chief of the Sector for the Montaj, LLC, located in Tatarstan, Russia.  He has also served as the Engineer of Vacuum Systems at Kazan Motor Production Association, since 1992.  From 1985 until 1987 Mr. Likhachev served in the Soviet Army as a Sergeant, and he graduated from the Kazan Aviation Institute in 1992 with a Bachelors degree in engineering of jet engines.

Mr. Likhachev has received numerous awards from the city of Kazan, the Republic of Tatarstan and the Russian Federation, including the medal of “200 Year Anniversary of the Ministry of Internal Affairs of Russian Federation in 2002”, and an “Honorary Certificate” from the Head of Administration of Vysokogorsky District of Tatartstan and the Medal “1000 Year Anniversary of Kazan” in 2005.  In 2008, he received a certificate from the Minister of Youth, Sports and Tourism of the Republic of Tatarstan for “Many years of Honored Service in the development of the auto sport industry.”  Then in 2009, he received a letter of appreciation from the Republic of Tatarstan for “Continued service to the Youth, Sports and Tourism Industry” and an “Honorary Certificate” from the Ministry of Agriculture of Russian Federation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL STYLE DESIGN, INC.

Date: September 14, 2010	By:	/s/ Richard Lloyd
Richard Lloyd
Chief Executive Officer